Exhibit (a)(7)

Screenshot of Election Amendment Review

ADMINISTRATION EXCHANGE INFO MAKE AN ELECTION

Election Amendment Review

You have made the following elections with respect to your Eligible Options:

Grant Date Option Number Exercise Price Per Share Total Number of Shares Subject to Outstanding Option Number of Shares Subject to Portion Qualifying as Eligible Option Actual Grant Date Fair Market Value of KLA-Tencor Common Stock on Actual Grant Date Amend Entire Eligible Portion?

April 04, 2001 035915 $32.75 519 139 June 12, 2001 $57.81 Yes No

October02, 2001 040829 $29.31 2,250 825 October 25, 2001 $45.25 Yes No

November 08, 2002 047927 $37.05 1,000 584 November 08, 2002 $37.43 Yes No

November 10, 2002 030231 $26.25 519 96 December 05, 2002 $32.88 Yes No

September 16, 2004 073284 $39.34 6,000 6,000 September 17, 2004 $39.89 Yes No

September 16, 2004 076181 $39.34 3,000 3,000 September 17, 2004 $39.89 Yes No

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